Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 29 to the registration statement on Form N-1A (“Registration Statement”) of our report dated August 25, 2011, relating to the financial statements and financial highlights which appear in the June 30, 2011 Annual Report to Shareholders of Highland Long/Short Equity Fund, Highland Long/Short Healthcare Fund (formerly Highland Healthcare Fund), and Highland Floating Rate Opportunities Fund (formerly Highland Floating Rate Fund and Highland Floating Rate Advantage Fund) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
October 28, 2011